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Exhibit 23.1

Consent of KPMG LLP

        We consent to the incorporation by reference in the registration statements (Nos. 33-4706, 33-72774, 333-59733, 333-63009, 333-84512 and 333-102050) on Form S-8 of Zebra Technologies Corporation of our report relating to the consolidated balance sheets of Zebra Technologies Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Zebra Technologies Corporation.

                      /s/KPMG LLP

Chicago, Illinois
March 3, 2003

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  Exhibit 23.1